Exhibit 99.1

Amicus Therapeutics Announces Full-Year 2012 Financial Results and Corporate Updates

CHART Programs Advancing in Lysosomal Storage Diseases

12-Month Results from Ongoing Phase 3 Fabry Disease Monotherapy Study Expected 3Q13

CRANBURY, NJ, US, March 12, 2013 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of therapies for rare and orphan diseases, today announced financial results for the full-year ended December 31, 2012. The Company also summarized recent and upcoming milestones and reiterated full-year 2013 operating expense guidance.

Key Highlights and Upcoming Milestones:

•                  Stage 1 (6-month) results from first ongoing Phase 3 Fabry monotherapy study (Study 011) — Stage 2 (12-month) data anticipated 3Q13. FDA will consider entirety of Stage 1 and Stage 2 data for potential U.S. approval of migalastat HCl monotherapy.

•                  Positive results from Phase 2 study (Study 010) of AT2220 co-administered with ERT (Myozyme®/Lumizyme®) in Pompe patients — repeat-dose clinical study on track to begin 3Q13.

•                  Results from Phase 2 study (Study 013) of migalastat HCl co-administered with ERT (Fabrazyme® and Replagal®) in Fabry patients — IND submission planned for chaperone-ERT co-formulated product by year-end 2013 for entry into clinic in early 2014.

•                  Next-generation ERTs for Pompe disease and other LSDs advancing in preclinical studies.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics stated, “During 2012 we announced encouraging 6-month results from our first ongoing Phase 3 Fabry monotherapy study, or Study 011, and established initial human proof-of-concept for our Chaperone-Advanced Replacement Therapy, or CHART, platform. Throughout 2013 our strong financial position will allows us to advance our CHART programs for lysosomal storage diseases and to work toward a potential NDA submission for migalastat HCl monotherapy for Fabry disease. Given our dialogue with the Food and Drug Administration regarding the pre-specified analysis plan for Study 011, we will remain blinded to the 12-month results until the third quarter of this year. We look forward to our continued interactions with the agency to support a potential U.S. approval of migalastat HCl monotherapy. We believe that our pharmacological chaperones, in particular our CHART platform, have the potential to deliver next-generation treatments to patients and create significant shareholder value for many years to come.”

Financial Highlights for Full-Year Ended December 31, 2012

•                  Cash, cash equivalents, and marketable securities totaled $99.1 million at December 31, 2012 compared to $55.7 million at December 31, 2011.

•                  Total revenue was $18.4 million compared to $21.4 million for the full-year 2011. The year-over-year decrease is attributed to a change in revenue recognition accounting under the expanded GlaxoSmithKline (GSK) collaboration.

•                  Total operating expenses were $71.3 million compared to $72.3 million in the full-year 2011 due to lower research and development expenses as well as a decrease in personnel costs.

•                  Cash operating expenses net of cash reimbursements received under the GSK collaboration were $40.7 million, within the full-year 2012 guidance range of $37-43 million.

•                  Net loss was $48.8 million, or $1.07 per share, compared to a net loss of $44.4 million, or $1.28 per share, for the full-year 2011.

2013 Financial Guidance

As previously announced, Amicus expects full-year 2013 operating expenses to total between $52 million and $58 million, net of cash reimbursements received from GSK. Amicus and GSK are responsible for 40% and 60% of global development costs for migalastat HCl, respectively, in 2013 and beyond. The Company continues to project that the current cash position and anticipated Fabry program reimbursements from GSK are sufficient to fund operations into the second half of 2014.

Program Updates

Migalastat HCl for Fabry Disease

Amicus in collaboration with GSK is developing the investigational pharmacological chaperone migalastat HCl for the treatment of Fabry disease. Amicus has commercial rights to all Fabry products in the United States and GSK has commercial rights to all of these products in the rest of world.

Migalastat HCl Monotherapy

Migalastat HCl monotherapy (150 mg, every-other-day) is being investigated in two ongoing randomized Phase 3 studies for Fabry Disease (Study 011 and Study 012) in patients with genetic mutations identified as amenable to this pharmacological chaperone in a cell-based assay.

•                  Study 011 is comparing migalastat HCl to placebo to potentially support a U.S. marketing application as well as global registration. Results were reported from the 6-month double-blind treatment period (Stage 1) and data from the 6-month open-label follow up period (Stage 2) are anticipated in the third quarter of 2013. The FDA has indicated that it will consider the entirety of the efficacy and safety data from Stage 1 and Stage 2 of Study 011. Following the 12-month results, a meeting is anticipated with the FDA to discuss a U.S. approval pathway for migalastat HCl monotherapy.

•                  Study 012 is comparing open-label migalastat HCl to current standard of care ERTs (Fabrazyme and Replagal) to support global registration. A total of 60 patients were randomized 1.5:1 to switch from ERT to migalastat HCl or remain on ERT. Data is anticipated in the second half of 2014 on the primary outcome measure, which is renal function assessed by iohexol Glomerular Filtration Rate (GFR) at 18 months.

Migalastat HCl in Combination with ERT

In combination with ERT, migalastat HCl is designed to bind to and stabilize infused enzyme in any patient receiving ERT for Fabry disease. Amicus and GSK completed an open-label Phase 2 study (Study 013) to investigate a single oral dose of migalastat HCl (150 mg or 450 mg) co-administered prior to ERT (Fabrazyme® or Replagal®) in males with Fabry disease.

Based on the results from this study, the next chaperone-ERT combination study for Fabry disease is being designed to investigate intravenous treatment of migalastat HCl co-formulated with JCR Pharmaceutical Co. Ltd’s proprietary recombinant human alpha-Gal A enzyme (JR-051). Amicus and GSK, in collaboration with JCR, are conducting IND-enabling studies of this chaperone-ERT co-formulated product. An IND submission for this chaperone-ERT co-formulated product is planned by year-end 2013 for entry into the clinic in early 2014.

CHART Programs for Pompe Disease

Outside the collaboration agreement with GSK, Amicus owns exclusive rights to the rest of its pipeline and applications of its CHART platform technology. In chaperone-advanced replacement therapy programs for Pompe disease, the pharmacological chaperone AT2220 is designed to bind to and stabilize human recombinant GAA (rhGAA) enzyme. Amicus is developing AT2220 co-administered with currently marketed ERTs (rhGAA, Myozyme/Lumizyme) in parallel with the development of a next-generation ERT (AT2220 co-formulated with a proprietary rhGAA enzyme). These investigational chaperone-advanced replacement therapies have the potential to increase enzyme activity in muscle and other disease-relevant tissues, improve glycogen reduction, and mitigate immunogenicity compared to Myozyme/Lumizyme alone.

•                  AT2220-IV Co-Administered with Marketed ERTs: Based on positive results from a Phase 2 co-administration study (Study 010) in Pompe patients, Amicus plans to initiate a repeat-dose clinical study in the third quarter of 2013 to evaluate a novel intravenous formulation of AT2220 (AT2220-IV) co-administered with Myozyme/Lumizyme. The upcoming clinical study will investigate multiple doses of AT2220-IV co-administered with Myozyme/Lumizyme every 2 weeks in treatment-naïve and ERT-experienced Pompe patients to characterize safety, PK, and anti-rhGAA antibody titers.

•                  Next-Generation ERT (AT2220 Co-Formulated with a Proprietary Amicus ERT): Amicus entered into a contract with Laureate Pharmaceuticals for the manufacture of a proprietary rhGAA enzyme, which is being co-formulated with AT2220 as a next-generation ERT for Pompe disease. Through this investigational chaperone-advanced replacement therapy, Amicus believes it has the potential to improve the properties of the rhGAA enzyme itself while incorporating AT2220 as a small molecule stabilizer to increase exposure and tissue uptake, and reduce immunogenicity relative to currently marketed ERTs. Successful development of a more stable ERT may also enable novel routes of delivery such as subcutaneous administration.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing small molecule drugs called pharmacological chaperones, a novel, first-in-class approach to treating a broad range of human genetic diseases. Amicus’ late-stage programs for lysosomal storage disorders include migalastat HCl monotherapy in Phase 3 for Fabry disease; migalastat HCl co-administered with enzyme replacement therapy (ERT) in Phase 2 for Fabry disease; and AT2220 co-administered with ERT in Phase 2 for Pompe disease.

About Chaperone-Advanced Replacement Therapy (CHART)

The Chaperone-Advanced Replacement Therapy (CHART) platform combines unique pharmacological chaperones with enzyme replacement therapies (ERTs) for lysosomal storage diseases (LSDs). Amicus is leveraging the CHART platform to improve currently marketed ERTs through co-administration of a pharmacological chaperone prior to ERT infusion, and to develop next-generation ERTs that consist of a proprietary lysosomal enzyme therapy co-formulated with a pharmacological chaperone. In a chaperone-advanced replacement therapy, a unique pharmacological chaperone binds to a specific therapeutic enzyme, stabilizing the enzyme in its properly folded and active form. This proposed CHART mechanism may allow for enhanced tissue uptake, greater lysosomal activity, more reduction of substrate, and lower immunogenicity compared to ERT alone. Improvements in enzyme stability may also enable more convenient delivery of next-generation ERTs.

About Migalastat HCl for Fabry Disease

Migalastat HCl is an investigational pharmacological chaperone migalastat in development as a monotherapy and in combination with enzyme replacement therapy (ERT) for the treatment of Fabry disease. As a monotherapy, migalastat HCl is designed to bind to and stabilize, or “chaperone” a patient’s own alpha-galactosidase A (alpha-Gal A) enzyme in those with genetic mutations that are amenable to this chaperone in a cell-based assay. For patients currently receiving ERT for Fabry disease, migalastat HCl in combination with ERT may improve ERT outcomes by keeping the infused alpha-Gal A enzyme in its properly folded and active form.

Fabry disease is an inherited lysosomal storage disorder caused by deficiency of the alpha-Gal A enzyme. The role of alpha-Gal A within the body is to break down specific lipids in lysosomes, including globotriaosylceramide (GL-3, also known as Gb3). Lipids that can be degraded by the action of alpha-Gal A are called “substrates” of the enzyme. Reduced or absent levels of alpha-Gal A activity leads to the accumulation of GL-3 in the affected tissues, including the kidneys, heart, central nervous system, and skin. This accumulation of GL-3 is believed to cause the various manifestations of Fabry disease, including pain, kidney failure, and increased risk of heart attack and stroke. It is currently estimated that Fabry disease affects approximately 5,000 to 10,000 people worldwide. However, several literature reports suggest that Fabry disease may be significantly under diagnosed, and the prevalence of the disease may be much higher.

About CHART for Pompe Disease

In chaperone-advanced replacement therapy programs for Pompe disease, the small molecule pharmacological chaperone AT2220 is designed to bind to and stabilize human recombinant GAA (rhGAA) enzyme. Amicus is developing AT2220 co-administered with currently marketed ERTs (rhGAA enzymes, Myozyme/Lumizyme) in parallel with the development of a next-generation ERT (AT2220 co-formulated with a proprietary rhGAA enzyme). Positive results from a Phase 2 study (Study 010) established human proof-of-concept that oral administration of AT2220 just prior to infusing Myozyme/Lumizyme increases enzyme activity in muscle compared to ERT alone. In preclinical studies of AT2220 co-administered and co-formulated with Myozyme/Lumizyme, greater enzyme uptake in disease-relevant tissues led to greater glycogen reduction compared to Myozyme/Lumizyme alone. These chaperone-advanced replacement therapies also have the potential to mitigate Pompe ERT-related immunogenicity because properly folded proteins are generally less prone to aggregation and less immunogenic.

Pompe disease is a lysosomal storage disease characterized by progressive skeletal muscle weakness and respiratory insufficiency. It is caused by a deficiency in GAA activity, which leads to accumulation of glycogen in tissues affected by the disease (primarily muscle). Pompe disease affects an estimated 5,000 to 10,000 individuals worldwide and is clinically heterogeneous in the age of onset, the extent of organ involvement, and the rate of progression.

Forward-Looking Statements

This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors/Media:

Sara Pellegrino

spellegrino@amicusrx.com

(609) 662-5044

Table 1

Amicus Therapeutics, Inc.

(a development stage company)

Consolidated Statements of Operations

(Unaudited)

 (In thousands, except share and per share amounts)

					Period from
					February 4, 2002
					(inception)
	Three Months		Twelve Months		To
	Ended December 31,		Ended December 31,		Dec. 31,
	2011	2012	2011	2012	2012
Revenue:
Research revenue	$3,970	$—	$14,794	$11,591	$57,493
Collaboration and milestone revenue	1,660	—	6,640	6,820	64,382
Total revenue	5,630	$—	21,434	18,411	121,875

Operating Expenses:
Research and development	14,401	11,047	50,856	50,273	315,893
General and administrative	3,917	4,455	19,880	19,364	132,613
Restructuring charges	—	—	—	—	1,522
Impairment of leasehold improvements	—	—	—	—	1,030
Depreciation and amortization	342	421	1,585	1,705	11,768
In-process research and development	—	—	—	—	418
Total operating expenses	18,660	15,923	72,321	71,342	463,244
Loss from operations	(13,030)	(15,923)	(50,887)	(52,931)	(341,369)
Other income (expenses):
Interest income	24	81	160	316	14,389
Interest expense	(27)	(12)	(148)	(89)	(2,422)
Change in fair value of warrant liability	742	2,594	2,764	653	1,553
Other income	—	—	70	21	252
Loss before tax benefit	(12,291)	(13,260)	(48,041)	(52,030)	(327,597)
Benefit from income taxes	3,629	3,245	3,629	3,245	8,708
Net loss	(8,662)	(10,015)	(44,412)	(48,785)	(318,889)
Deemed dividend	—	—	—	—	(19,424)
Preferred stock accretion	—	—	—	—	(802)
Net loss attributable to common stockholders	$(8,662)	$(10,015)	$(44,412)	$(48,785)	$(339,115)
Net loss attributable to common stockholders per common share – basic and diluted	$(0.25)	$(0.20)	$(1.28)	$(1.07)

Weighted-average common shares outstanding – basic and diluted	34,643,722	49,477,596	34,569,642	45,565,217

Amicus Therapeutics, Inc.

(a development stage company)

Consolidated Balance Sheets

 (in thousands, except share and per share amounts)

	December 31,	December 31,
	2011	2012
Assets:
Current assets:
Cash and cash equivalents	$25,668	$33,971
Investments in marketable securities	30,034	65,151
Receivable due from GSK	5,043	3,225
Prepaid expenses and other current assets	5,903	2,270
Total current assets	66,648	104,617

Property and equipment, less accumulated depreciation and amortization of $9,507 and $8,501 at December 31, 2011 and 2012, respectively	2,438	5,029
Other non-current assets	709	442
Total Assets	$69,795	$110,088

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$9,708	$8,845
Current portion of deferred reimbursements	8,504	—
Current portion of secured loan	1,044	398
Total current liabilities	19,256	9,243

Deferred reimbursements, less current portion	18,999	30,418
Warrant liability	1,948	908
Secured loan, less current portion	—	299

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value, 125,000,000 shares authorized, 34,654,206 shares issued and outstanding at December 31, 2011, 49,631,672 shares issued and outstanding at December 31, 2012	407	556
Additional paid-in capital	299,285	387,539
Accumulated other comprehensive income	4	14
Deficit accumulated during the development stage	(270,104)	(318,889)
Total stockholders’ equity	29,592	69,220
Total Liabilities and Stockholders’ Equity	$69,795	$110,088

FOLD–G